Exhibit 99.1
FOR IMMEDIATE RELEASE
Nastech Announces First Quarter 2006 Financial Results
Bothell, Wash., May 3, 2006 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) today reported financial results for the quarter ended March 31, 2006.
Revenue for the three months ended March 31, 2006 was $6.7 million, compared to $3.3 million for the three months ended March 31, 2005. The 2006 period included recognition of approximately $3.7 million in previously deferred revenue related to our Merck collaboration that was terminated on March 1, 2006, reimbursement revenue related to our Parathyroid Hormone (PTH1-34) nasal spray development agreement with Procter & Gamble Pharmaceuticals, Inc. (“P&G”), revenue from our four other collaborative agreements and approximately $0.4 million in Nascobal® product sales. The prior year period included recognition of a $2.0 million milestone payment received from Questcor related to Nascobal®.
The net loss for the current quarter was $7.8 million or $0.38 per share, compared to a net loss of $6.1 million or $0.34 per share for the prior year period. The change in the net loss from the prior year period is due to higher spending due to headcount growth and the timing of research and development projects and clinical trials, offset by a combination of increases in operating revenue and interest income. The net loss for the current quarter includes a cumulative benefit from the accounting change of adopting SFAS123R on January 1, 2006 of approximately $0.3 million reflecting the net cumulative impact of estimating future forfeitures in the determination of period expense for restricted stock awards, rather than recording forfeitures when they occur as previously permitted.
Research and development expenses increased $4.6 million to approximately $11.8 million for the current quarter compared to the prior year period, due to in-process R&D expenses related to our acquisition of RNAi intellectual property from Galenea Corp., timing of clinical program activities for products under development, and increases in the number of research and development employees.
Selling, general and administrative expenses increased $0.9 million to approximately $3.3 million for the current quarter compared to the prior year period primarily due to increases in amortization of non-cash stock compensation expense.
We ended the first quarter of 2006 with approximately $63.0 million in cash, cash equivalents and short-term investments compared to $59.9 million at December 31, 2005. The increase in our cash balance was driven by the initial $10.0 million payment from P&G and approximately $7.8 million from the exercise of stock options and warrants.
RECENT CORPORATE HIGHLIGHTS
•	Executed a product development and commercialization agreement with P&G for PTH1-34 nasal spray for the treatment of osteoporosis with the potential for $577 million in development and commercialization milestones in addition to product sales royalties, and research and development reimbursement revenue

•	Presented positive Phase I pharmacokinetic study results for PTH1-34 nasal spray

•	Acquired the RNAi intellectual property from Galenea for the development of RNAi therapeutics against viral respiratory infections, including influenza, rhinovirus and other respiratory diseases

•	Successfully demonstrated effectiveness of Nastech’s small interfering RNA (siRNA) therapeutics both in vitro and in vivo to broadly target and inhibit influenza viral production
Conference Call and Webcast Information
Management will host a conference call to review our financial results for the period ended March 31, 2006 and recent business developments. The call is scheduled for today, May 3, 2006, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To participate in the live conference call, U.S. residents should dial (800) 901-5259 and international callers should dial (617) 786-4514. The access code for the live conference call is 86896145. To access the 24-hour telephone replay, U.S. residents should dial (888) 286-8010 and international callers should dial (617) 801-6888. The access code for the replay is 18949096.
Alternatively, log on to http://www.nastech.com to access a live webcast or the subsequent 30-day archive. Please connect to the Investor section of Nastech’s website several minutes prior to the start of the live conference call to ensure adequate time for any software download that may be necessary.
ABOUT NASTECH
We are a pharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. We and our collaboration partners are developing products for multiple therapeutic areas including inflammatory conditions, obesity and osteoporosis. Additional information about Nastech is available at www.nastech.com.
Nastech Forward-Looking Statements
Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.
Contacts:
Nastech
Ed Bell
Senior Investor Relations Manager
(425) 908-3639
ir@nastech.com
Noonan Russo
Matthew Haines (Investors/Media)
(212) 845-4235

NASTECH PHARMACEUTICAL COMPANY INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Three Months
	Ended
	March 31,
	2005	2006
Revenues
Product revenue, net	—	$419
License and research fees	$3,330	6,299

Total revenue	$3,330	$6,718

Operating expenses:
Cost of product revenue	—	239
Research and development	7,231	11,801
Selling, general and administrative	2,485	3,346

Total operating expenses	9,716	15,386

Loss from operations	(6,386)	(8,668)
Other income (expense):
Interest income	409	638
Interest expense	(120)	(118)
Other income and expense, net	10	10

Loss before change in accounting principle	$(6,087)	$(8,138)
Cumulative effect of change in accounting principle	—	291

Net Loss	$(6,087)	$(7,847)

Basic and diluted net loss per share:
Prior to cumulative effect of change in accounting principle	$(0.34)	$(0.39)
Cumulative effect of change in accounting principle	—	0.01

Net loss per common share — basic and diluted	$(0.34)	$(0.38)

Shares used in computing net loss per share — basic and diluted	17,751	20,689

	December 31,	March 31,
Selected Balance Sheet Data	2005	2006

Cash, cash equivalents and investments (includes restricted cash of $998 and $1,498 respectively)	$59,909	$62,959
Accounts receivable	189	1,548
Property, intangibles and other assets	12,855	13,803
Total assets	72,953	78,310
Working capital	55,198	57,690
Accumulated deficit	(115,616)	(123,463)
Stockholders’ equity	55,567	56,443